Ohio National Fund, Inc.

December 31, 2019

Section 906 Certifications

Michael J. DeWeirdt and R. Todd Brockman, respectively, the Principal Executive Officer and Principal Financial Officer of Ohio National Fund, Inc. (the “Registrant”), each certify to the best of his knowledge and belief that:

1.	The Registrant’s report on Form N-CSR for December 31, 2019 fully complies with the requirements of Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

March 4, 2020	March 4, 2020
Date	Date

/s/ Michael J. DeWeirdt	/s/ R. Todd Brockman
Michael J. DeWeirdt	R. Todd Brockman
President (Principal Executive Officer)	Treasurer (Principal Financial Officer)
Ohio National Fund, Inc.	Ohio National Fund, Inc.